Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
NextDecade Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	5,000,000 (3)	$4.975	$24,875,000	0.00014760	$3,671.55
	Total Offering Amounts					$24,875,000	0.00014760	$3,671.55
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$3,671.55

(1)     In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)     Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of Common Stock of the Registrant as reported on the Nasdaq Capital Market on August 12, 2024.
(3)    Represents an additional 5,000,000 shares of Common Stock issuable under the Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan, as amended, which increase in shares of Common Stock was approved by the Registrant’s stockholders at its Annual Meeting of Stockholders on June 3, 2024.
Table 2: Fee Offset Claims and Sources
N/A

Table 3: Combined Prospectuses
N/A